                                                    Registration No. 333-[_____]

             As filed with the Securities and Exchange Commission on May 3, 2002

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                           FIRST ALBANY COMPANIES INC.
               (Exact name of issuer as specified in its charter)

         New York                                           22-2655804
     (State or Other                                     (I.R.S. Employer
     Jurisdiction of                                    Identification No.)
      Incorporation)
                               30 South Pearl Street
                               Albany, New York 12207

                      (Address of principal executive offices)

                           FIRST ALBANY COMPANIES INC.
                     DEFERRED COMPENSATION PLAN (NON-ERISA)

                              (Full title of Plan)

                              Stephen P. Wink, Esq.
                          General Counsel and Secretary
                           First Albany Companies Inc.
                              30 South Pearl Street
                             Albany, New York 12207
                                 (518) 447-8500
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Pillsbury Winthrop LLP
                             One Battery Park Plaza
                            New York, New York 10004
                                 (212) 858-1000
                        Attention: Susan P. Serota, Esq.


                         CALCULATION OF REGISTRATION FEE

                                                Amount to         Proposed            Proposed              Amount of
                                                   be              Maximum             Maximum            Registration
Title of Securities to                          Registered        Offering            Aggregate              Fee (6)
be Registered                                      Share            Price             Price Per             Offering
-------------                                      -----            -----             ---------             --------
Deferred Compensation Obligations (1)        $ 6,750,000.00 (2)     100%            $6,750,000.00 (5)       $    621.00

Common Stock, par value $.01 per share       375,000 shares (3)   $6.55 (4)        $ 2,456,250.00           $         0

(1) The Deferred Compensation Obligations are unsecured obligations of First Albany Companies Inc. to pay deferred compensation in the future in accordance with the terms of the First Albany Companies Inc. Deferred Compensation Plan (Non-ERISA) (the "Plan").

(2) The $6,750,000 amount to be registered represents $5,000,000.00 in Deferred Compensation Obligations attributable to compensation deferrals by participants under the Plan and $1,750,000.00 in Deferred Compensation Obligations attributable to employer contributions under the Plan.

(3) This Registration Statement shall be deemed to cover additional securities to be issued in connection with, or as the result of, stock splits, stock dividends or similar transactions. The 375,000 shares to be registered represent shares that will be paid to Plan participants in satisfaction of certain Deferred Compensation Obligations that are payable in shares of First Albany Companies Inc. Common Stock under the terms of the Plan. Of the 375,000 shares to be registered, 125,000 shares represent shares payable in satisfaction of Deferred Compensation Obligations attributable to participant compensation deferrals under the Plan and 250,000 shares represent shares payable in satisfaction of Deferred Compensation Obligations attributable to employer contributions under the Plan.

4. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share is based on the reported average of the high and low prices for First Albany Companies Inc. Common Stock on the NASDAQ National Market System on April 29, 2002.

5. Estimated solely for purposes of determining the registration fee.

6. Pursuant to Rule 457(i), the registration fee is calculated solely on the basis of the proposed offering price of the Deferred Compensation Obligations, which may convert to and be payable in shares of First Albany Companies Inc. Common Stock at distribution under the terms of the Plan.


                                    PART I

      A prospectus setting forth the information required by Part I of Form S-8 will be sent or given to plan participants as specified by Rule 428(b)(1)(i).

                                    PART II

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents which have heretofore been filed by First Albany Companies Inc. (the "Company") (File No. 0-14140) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

      1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Commission on April 1, 2002.

      2. Description of the Company's Common Stock, par value $0.01 per share, contained in the registration statement filed under the 1934 Act, including any amendments or reports filed for the purpose of updating such description.

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

      Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

      The securities being registered under this registration statement consist of (1) obligations (the "Obligations") of the Company to pay compensation deferred by eligible employees, employer matching contributions on such compensation deferrals and discretionary employer contributions, under the terms of the First Albany Companies Inc. Deferred Compensation Plan (Non-ERISA) (the "Plan") and (2) shares of Common Stock, par value $0.01 of the Company with which certain of the Obligations shall be paid upon distribution. A description of the Company's Common Stock is incorporated by reference in this Registration Statement pursuant to Item 3 above. A description of the Obligations follows.

      Subject to the provisions of the Plan, an eligible employee (a "Participant") may enter into an agreement with the Company providing for the deferral of the payment of a specified portion or amount of compensation payable by the Company to the Participant. A Participant's deferrals are credited to a record keeping account maintained by the Company in the name of the Participant. The Company may, at its discretion, credit the account of a Participant with Company matching contributions and/or discretionary Company contributions in such amounts and at such times as may be determined by the Company. Each Participant account will be periodically adjusted to reflect the investment experience of one or more investment benchmarks designated under the Plan and selected by the Participant, including the Company's Common Stock. A Participant will become vested in the amount of any earnings credited to his or her account, and the amount of any Company matching contributions and discretionary contributions, in accordance with the applicable vesting schedule established by the Company for such purposes. The vested balance credited to a Participant account will be paid upon the Participant's elected distribution date, which may be the April 15th following the end of either the 3rd, 4th or 5th year following the year the deferral was made. Depending on the applicable terms of the Plan and the Participant's payment election, payment of such vested balance may be made in a lump sum or in substantially equal annual installments ending no later than the April 15 following the end of the 5th year following the year the deferral was made. Payments of vested balances that are valued according to the Company Stock investment benchmark shall be made in shares of Company Common Stock; all other payments shall be made in cash. The Company reserves the right to accelerate the payment of any Participant's vested balance in the event of a termination of the Plan. In addition, the Company may delay the payment of a Participant's vested amounts under certain circumstances, such as when the Participant has allocated such amounts to a restricted investment benchmark offered under the Plan or as otherwise provided in the New York Stock Exchange Subordination Agreement (the "Subordination Agreement") that each Participant must sign as a condition to participation in the Plan. A Participant's rights to and under the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered, except by way of transfer to the employee's beneficiary or estate upon the Participant's death, pursuant to the terms of the Plan.

      The Obligations are unsecured general obligations of the Company which, under the terms of the Subordination Agreement, are subordinate in rank to other unsecured and unsubordinated indebtedness of the Company that may be outstanding from time to time. No sinking fund has or will be established with respect to the Obligations. The Obligations are not subject to redemption, in whole or in part, prior to the payment dates applicable under the Plan and with the exception of the portion of those Obligations that are payable in shares of Common

Stock of the Company, Obligations are not convertible into another security of the Company. The Company reserves the right to amend or terminate the Plans at any time, except that no such amendment or termination shall adversely affect the rights of Participants with respect to amounts deferred prior to such amendment or termination. In the event a Plan is terminated, the Company may decide, in its sole discretion, to either pay the Obligations as they come due in accordance with the Participants' initial elections or accelerate the payment of the Obligations.

      Except as stated above, the Obligations do not enjoy the benefit of any affirmative or negative pledges or covenants by the Company. The Company may establish a grantor trust to fund the payment of the Obligations, but the Company retains discretion to determine whether such a trust will be established and, if so, the amount and timing of any contributions to the trust. The assets of the trust will remain subject to the claims of the Company's creditors. The trustee of the trust will be required to administer the trust in accordance with its terms, but the trustee's obligations and authority are limited to the amounts which may be held in the trust from time to time and the trustee may be subject to the direction of the Company with respect to the payment Obligations. Accordingly, the trustee of the trust does not have any independent obligation or authority to act on behalf of any Participant or Beneficiary and each Participant and Beneficiary will be responsible for acting on his or her own behalf with respect to, among other things, the giving of notices, responding to requests for consents, waivers or amendments, enforcing covenants and taking action upon default.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      The legality of the securities offered pursuant to this registration statement has been passed upon for the Company by Stephen P. Wink, General Counsel and Secretary of the Company, 30 South Pearl Street, Albany, New York 12207. Mr. Wink is the beneficial owner of shares (and options to purchase shares) of Common Stock of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article 6.07 of the Company's By-Laws permits the indemnification of officers and directors under certain circumstances to the full extent that such indemnification may be permitted by law.

      Such rights of indemnification are in addition to, and not in limitation of, any rights of indemnification under the Business Corporation Law of the State of New York (Sections 721 through 727), which provides for indemnification by a corporation of its officers and directors under circumstances as stated in the Business Corporation Law and subject to specified limitations set forth in the Business Corporation Law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.  EXHIBITS.

      See Exhibit Index attached.

ITEM 9.  UNDERTAKINGS.

      The Company hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (b) That, for the purpose of determining any liability under the 1933 Act, each post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

      (d) That, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, and the State of New York, on the 30th day of April, 2002.

                                     FIRST ALBANY COMPANIES INC.


                                     By: /s/ George C. McNamee
                                         ----------------------------------
                                           George C. McNamee,
                                           Chairman, Co-Chief Executive Officer
                                           and Director

                                POWER OF ATTORNEY

            Know all men by these presents, that each officer or director of First Albany Companies Inc. whose signature appears below constitutes and appoints George C. McNamee and Alan P. Goldberg, and each of them singly, his true and lawful attorney-in-fact and agent, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign a registration statement on Form S-8 to be filed pursuant to the Securities Act of 1933 in connection with the registration of up to $6,750,000.00 principle amount of Obligations and 375,000 shares of Common Stock, par value $.01, and any or all amendments, including pre- and post-effective amendments and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done. Each of said attorneys-in-fact shall have power to act hereunder with or without the other.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 30th day of April, 2002:

         Signature                                       Title
         ---------                                       -----
   /s/ George C. McNamee                     Director, Chairman and
   --------------------------                Co-Chief Executive Officer
      George C. McNamee                      (Principal Executive Officer)


   /s/ Alan P. Goldberg                      Director, President and
   --------------------------                Co-Chief Executive Officer
      Alan P. Goldberg

   /s/ Steven R. Jenkins                     Chief Financial Officer
   --------------------------                (Principal Accounting Officer)
      Steven R. Jenkins

   --------------------------                Director
      Peter Barton

   --------------------------                Director
      J. Anthony Boeckh

   /s/ Walter Fiederowicz                    Director
   --------------------------
      Walter Fiederowicz

   --------------------------                Director and Senior Vice
      Hugh A. Johnson, Jr.                   President

   /s/ Daniel V. McNamee, III                Director
   --------------------------
      Daniel V. McNamee, III

   /s/ Charles L. Schwager                   Director
   --------------------------
      Charles L. Schwager

   /s/ Benaree P. Wiley                      Director
   --------------------------
      Benaree P. Wiley

                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549



                                     EXHIBITS

                                    FILED WITH

                              REGISTRATION STATEMENT

                                        ON

                                     FORM S-8

                                       UNDER

                            THE SECURITIES ACT OF 1933


                            FIRST ALBANY COMPANIES INC.
                            DEFERRED COMPENSATION PLAN
                                   (NON-ERISA)
                           (Full title of the Plan)


                            FIRST ALBANY COMPANIES INC.
                (Exact name of issuer as specified in its charter)

                           FIRST ALBANY COMPANIES INC.

                                  EXHIBIT INDEX

                                    Exhibit

Number      Description
------      -----------
  4(a)  -   Amended and Restated Certificate of Incorporation of First Albany
            Companies Inc. (Designated in Form 10-Q filed for the quarter ended
            June 26, 1998 as Exhibit 3(i)).*

  4(b)  -   Amendment to Certificate of Incorporation of First Albany Companies
            Inc. (Filed as Appendix B to Proxy Statement on Schedule 14A dated
            May 2, 2000).*

  4(c)  -   Amended and Restated Bylaws of First Albany Companies Inc.
            (Designated in Form 10-Q filed for the quarter ended June 26, 1998 as Exhibit 3(ii)).*

  4(d)  -   Specimen Certificate of Common Stock, par value $.01 per share,
            (Filed as Exhibit No. 4 to Registration Statement No. 33-1353).*

  4(e)  -   First Albany Companies Inc. Deferred Compensation Plan (Non-ERISA).

  5(a)  -   Opinion of the Company's General Counsel as to the legality of securities offered under the Plan.

 23(a)  -   Consent of PricewaterhouseCoopers LLP.

 23(b)  -   Consent of Counsel (contained in the Opinion of the Company's
            General Counsel, Exhibit 5(a) hereto).

 24(b)  -   Power of Attorney (set forth on the signature page hereof).


*  Incorporated by reference.